Exhibit 99.1

Slide 1

Annual Meeting of the Shareholders, December 17, 2013

Our Company Moves Onward and Upward

Slide 2

Agenda

•                  Chairman’s Report

•                  Where we are today

•                  Last twelve months at a glance

•                  Summary Statement of Operations

•                  Summary Balance Sheets

•                  Fiscal 2014 Objectives

•                  How do we accomplish this?

•                  Close of the meeting

Slide 3

Annual Report to the Shareholders

Stephen P. Gouze

Chairman of the Board

Slide 4

Where we are today

•                  Just completed record Fiscal Year performance

•                  Demonstrating quarterly consistency in positive financial performance

•                  AtherOx technology moving to commercialization

•                  Expanding our presence in China

•                  Contract Services sector becoming more meaningful and more profitable

•                  Focus on more profitable products and increased efficiencies making a difference in gross margins

•                  Operating leaner

•                  Prepared for continued growth and improvements in profitability

Slide 5

Last twelve months at a Glance

•                  Established collaboration with Eli Lilly; developed first Companion Diagnostics products and launched it one week ago

•                  Secured approval of AspirinWorks ELISA product in China and launched

•                  Opened negotiations for additional collaboration in China

•                  Submitted 510(k) applications for Hyaluronic Acid ELISA product using data developed in collaboration with NIH

•                  Filed first 510(k) application on automated Thromboxane (AspirinWorks) product developed with Randox and ELITech

•                  Moved AtherOx technology to commercialization

•                  Advanced penetration of automated system market with SkyLAB sales

Slide 6

Summary Statements of Operations ($000)

	3-mo ended 9/30/13 Unaudited	3-mo ended 9/30/12 Unaudited	FY ended 6/30/13 Audited	FY ended 6/30/12 Audited
Sales	$2,878	$2,821	$10,188	$9,289
Gross Profit	$1,331	$1,202	$4,564	$3,934
Op Exp	$1,229	$997	$4,267	$4,421
Op Inc (Loss)	$107	$205	$297	$(486)
Net Inc (Loss)	$84	$198	$279	$(604)

Slide 7

Summary Balance Sheets ($000)

	At Sept30 (Unaudited)	At June 30, 2013 (Audited)	At June 30, 2012 (Audited)
Cash	$2,144	$1,957	$1,249
Working Capital	$4,512	$4,554	$3,645
Long Term Debt	$325	$346	$472
Shareholder’s Equity	$5,584	$5,421	$4,626

Slide 8

FY 2014 Objectives

•                  Continue double-digit overall revenue growth

•                  Demonstrate highest percentage of growth in proprietary products and Contract Services

•                  Solidify business position in China

•                  Show improvement in profitability of Contract R&D sector

•                  Consistent margin improvement

•                  Reductions on operating expenses as a percentage of sales

•                  Quarterly net profitability

Slide 9

How do we accomplish this

•                  Follow a well crafted strategic plan

•                  Maintain our focus

•                  Ensure that our Board and Management Team drive the vision, goals and strategies to create shareholder value

•                  Hold ourselves accountable

Slide 10

Next Shareholder Meeting

Tuesday, December 16, 2014